EXHIBIT c

                             Underwriting Agreement


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                        PRINCIPAL UNDERWRITING AGREEMENT

         UNDERWRITING AGREEMENT made as of this 1st day of July, 2006, by and between Ameritas Investment Corp. (hereinafter the "Underwriter") and The Union Central Life Insurance Company (hereinafter the "UCL"), on its own behalf and on behalf of Carillon Life Account (hereinafter the "Account"), a separate account of the UCL as follows:

         WHEREAS, the Account was established under authority of a resolution of UCL's Board of Directors on July 10, 1995, in order to set aside and invest assets attributable to certain variable universal life contracts (the "Contracts") issued by UCL;

         WHEREAS, UCL has registered the Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") and has registered the Contacts under the Securities Act of 1933;

         WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act") , and is a member of the National Association of Securities Dealers, Inc. ( the "NASD")

         WHEREAS, UCL desires to issue the Contracts with respect to the Account, as identified in Exhibit A attached hereto and incorporated herein;

         WHEREAS, UCL and the Account desire to have the Contracts sold and distributed through the Underwriter and the Underwriter is willing to sell and distribute such Contracts under the terms stated herein;

         NOW THEREFORE, the parties hereto agree as follows:

         1. UCL grants to the Underwriter the right to be, and the Underwriter agrees to serve as, distributor and principal underwriter of the Contracts during the term of this agreement. The Underwriter agrees to use its best efforts to solicit applications for the Contracts, and to undertake, at its own expense, to provide all sales services relative to the contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

         2. All premiums for Contracts shall be the property of UCL and shall be remitted promptly in full together with such application, forms and any other required documentation to UCL. Checks or other forms of payment acceptable to UCL in payment of premiums shall be drawn to the order of "The Union Central Life Insurance Company".

         3. The Underwriter agrees to offer the Contracts for sale in accordance with the prospectus therefor then in effect. The Underwriter is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the Securities and Exchange Commission or in such sales literature as may be authorized by UCL.

         4. On behalf of the Account, UCL shall furnish the Underwriter, at its own expense, with copies of an prospectuses, financial statements and other documents which the Underwriter reasonably requests for use in connection with the distribution of the Contracts.


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         5. The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to offer the Contracts, shall be registered or otherwise qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Conduct Rules and federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Underwriter agrees that it shall be fully responsible for:

               (a) ensuring that no associated person of Underwriter shall offer or sell the Contracts on its behalf until such person is duly registered as a representative of the Underwriter, duly licensed and appointed by UCL, and appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Contracts may be lawfully sold, in which UCL is licensed to sell the Contracts and in which such persons shall offer or sell the Contacts; and

               (b) training, supervising, and controlling of all such associated persons of Underwriter for purposes of complying on a continuous basis with the NASD Conduct Rules and with federal and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, the Underwriter shall:

                    (1) conduct such training (including the preparation and utilization of training materials) as in the opinion of the Underwriter is necessary to accomplish the purposes of this Agreement;

                    (2) establish and implement reasonable written procedures for supervision of sales practices of agents, representatives or brokers selling the Contracts; and

                    (3) take reasonable steps to ensure that its associated persons shall not make recommendations to an applicant to purchase a Contract and shall not sell a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant.

               (c) review of all proposed advertisements and sales literature relating to the Contracts for compliance with applicable securities laws and regulations, and filing with appropriate regulators those advertisements and sales literature it believes are in compliance with such laws and regulations, and providing UCL with any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators of such materials.

         6. Notwithstanding anything in this Agreement to the contrary, the Underwriter or UCL may enter into sales agreements with other independent broker-dealers who are members of the NASD for the sale of the Contracts. All such sales agreements entered into by UCL or the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the NASD Conduct Rules and applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately licensed or appointed by UCL for the sale of the Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold.


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         7. UCL shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated persons associated with the Underwriter or with other independent broker-dealers which have entered into agreements with the Underwriter for the sale of the Contracts, provided that UCL reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

         8. UCL and the Underwriter shall cause to be maintained and preserved for the periods prescribed, such accounts, books and other documents as are required of it by any applicable laws and regulations. The books, accounts and records of UCL, the Accounts, and the Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The Underwriter shall cause UCL to be furnished with such reports as UCL may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Ohio and any other applicable states or jurisdictions.

         9. The Underwriter shall have the responsibility for paying (i) all commissions or other fees to its associated persons which are due for the sale of the Contracts, and (ii) any compensation to other independent broker-dealer and their associated persons due under the terms of any sales agreements between the Underwriter and such broker-dealers. As an administrative convenience to the parties, UCL may pay to the associated persons of Underwriter the commissions due for the sale. of the Contracts and provide Underwriter with accurate records of all such commissions paid on its behalf, and pay to brokerdealers with whom Underwriter has entered into a selling agreement for the distribution of the Contracts any applicable dealer allowance or other compensation as provided in such selling agreement, and provide Underwriter with accurate records of all such payments paid on its behalf.

         10. The Underwriter shall be compensated for its distribution services of the Contracts covered hereby in accordance with the compensation schedule set forth in Exhibit A, attached hereto and incorporated herein plus 100% of all sales compensation expenses incurred by the Underwriter (including, but not limited to, associated person commissions, compensation paid to independent brokerdealers, manager overrides, persistency compensation, bonuses, and any applicable payroll taxes); plus an amount not to exceed $175,000 per calendar year negotiated between UCL and Carillon one time per year to make up any shortfall that arises if sales-based compensation as described above does not meet Carillon's expenses associated with serving as Underwriter for the Contracts and UCL's variable life contracts. Any compensation paid to the Underwriter in connection with a Contract must be returned to UCL if the Contract is tendered for redemption during the "free look period" of the Contract.

         11. UCL shall send to each purchaser of a Contract or such other person as appropriate a confirmation as required by law or regulation of any transaction made with respect to the Contracts which shall reflect the true facts of the transaction and show that confirmation of the transaction is being sent on behalf of the broker-dealer acting in the capacity of agent for the insurance company.

         12. The services of the Underwriter to the Account hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

         13. (a) This Agreement may be terminated by either party hereto upon 30 days written notice to the over party.

             (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.


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             (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

             (d). This Agreement shall automatically be terminated in the event of its assignment.

             (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by UCL prior to termination.

         14. This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15 (02) of the 1940 Act.

         The Underwriter and UCL shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Accounts, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

        15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        16. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

        17. The Underwriter and UCL agree, in accordance with Regulation S-P and the Gramm-LeachBliley Act and any other applicable federal or state laws or regulations, to treat all records related to the Contracts and owners of the Contracts as confidential, and not to use such records for any purpose other than performance of their respective responsibilities under this Agreement, or as required by applicable law or regulation. The parties represent and warrant that they have adopted an anti-money laundering compliance program that satisfies the requirements of all applicable laws and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

THE UNION CENTRAL LIFE                       AMERITAS INVESTMENT CORP.
INSURANCE COMPANY


By:  /s/ Kristal E. Hambrick                 By: /s/ Salene Hitchcock-Gear
   ----------------------------                 ----------------------------
Kristal E Hambrick                           Salene Hitchcock-Gear
Vice President                               President & Chief Executive Officer


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                                    EXHIBIT A


Individual Flexible Premium Variable
Universal Life Insurance Policies            Fee Schedule

UC 8707            Excel Accumulator         7% of associated person
                                             commissions and compensation
UC 8703            Excel Choice              paid to independent broker-dealer*

UC 8703            Executive Edge

*Any compensation paid to the Underwriter in connection with a Contract must be returned to UCL if the Contract is tendered for redemption during the "free look period" of the Contract.